Exhibit 10.1

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (this “Agreement”) is made and entered into freely and voluntarily the 9th day of April 2008, by and between Meritage Homes Corporation (hereinafter referred to, collectively with all of its subsidiaries and affiliates, as “Meritage”) and John R. Landon (hereinafter referred to as “Landon”). Landon and Meritage shall be referred to collectively as the “Parties.”

WHEREAS, Landon and Meritage are parties to that certain Employment Agreement, effective as of July 1, 2003, as amended from time to time (the “Employment Agreement”);

WHEREAS, Landon and Meritage are Parties to certain other agreements, executed on or about June 12, 2006, which are a Stock Purchase Agreement (the “Stock Purchase Agreement”), a Cooperation Agreement (the “Cooperation Agreement”), and a Settlement Agreement and Mutual Release and Waiver of Claims (the “2006 Settlement Agreement”) (the Employment Agreement, Stock Purchase Agreement, Cooperation Agreement and 2006 Settlement Agreement shall be referred to collectively as the “Existing Agreements”); and

WHEREAS, certain disputes have arisen between the Parties in which both Parties have made claims against the other, as are set forth in the pleadings of the arbitration between the parties before the American Arbitration Association, Case No. 71 166 00081 07 (the “Arbitration”);

WHEREAS, without admitting any liability to the other, the Parties wish to enter into a final and amicable agreement to dispose of their outstanding controversies;

NOW, THEREFORE, in consideration of the acts, payments, covenants, and mutual agreements herein described and agreed to be performed, Landon and Meritage agree as follows:

1.                                      Mutual Releases and Covenant Not to Sue.

(a)           In consideration of the matters referenced in this Agreement, John R. Landon, Eleanor Landon, Landon Development Company, LLC, Landon Homes, L.P., Landon Family Partnership, L.P. (“the Landon Parties”) on behalf of each of themselves and their respective heirs, executors, administrators, and assigns, hereby forever release, discharge, cancel, waive, and acquit Meritage and its subsidiaries, affiliates, agents, officers, owners, directors, employees, insurers, and assigns, of and from any and all rights, claims, demands, causes of action, obligations, damages, penalties, fees, costs, expenses, and liabilities of any nature whatsoever, whether in law or equity (collectively, “Claims”), which the Landon Parties have, had, or may hereafter have against Meritage arising out of, or by reason of, any cause or matter, existing as of the date of execution of this Agreement, WHETHER KNOWN TO THE LANDON PARTIES AT THE TIME OF EXECUTION OF THIS AGREEMENT OR NOT, that relate to matters occurring since the date of the 2006 Settlement Agreement, including, without limitation, the matters subject to the Arbitration. This release shall not apply to (i) any breaches by Meritage of this Agreement or the Existing Agreements (as modified hereby) arising from events or occurrences on or after the date this Agreement (ii) any vested amounts in Landon’s

401(k) account or (iii) any right to indemnification, advancement of expenses, limitation of liability or exculpation of liability to the extent provided under or arising from the Articles of Incorporation or Bylaws of Meritage or under any insurance policy maintained by Meritage benefiting Landon with respect to his service as an officer, employee, or director of Meritage.

(b)           In consideration of the matters referenced in this Agreement, Meritage, on behalf of itself and its subsidiaries, affiliates, agents, officers, owners, directors, employees, insurers, and assigns, hereby forever releases, discharges, cancels, waives, and acquits the Landon Parties and their respective agents, officers, owners, directors, employees (including without limitation Michael J. Gavin and Jim Arneson) from any and all Claims existing as of the date of the execution of this Agreement, WHETHER KNOWN TO MERITAGE AT THE TIME OF EXECUTION OF THIS AGREEMENT OR NOT, that relate to matters occurring since the date of the 2006 Settlement Agreement (or, with respect to Eleanor Landon, prior to the date of this Agreement), including, without limitation, the matters subject to the Arbitration. This release shall not apply to any breaches by Landon of this Agreement or the Existing Agreements (as modified hereby) arising from events or occurrences on or after the date of this Agreement.

(c)           The Landon Parties and Meritage further covenant and agree not to institute, nor cause to be instituted, any legal proceeding of any nature whatsoever, including, without limitation, filing any claim or complaint with any government agency alleging any violation of law or public policy or seeking workers’ compensation from Meritage or Landon (or any of their representatives) for any claim released hereunder premised upon any legal theory or claim whatsoever, including without limitation, contract, tort, wrongful discharge, personal injury, interference with contract, breach of contract, defamation, negligence, infliction of emotional distress, fraud, or deceit, except that a party hereto may file a legal proceeding against the other solely to enforce the terms of this Agreement or the Existing Agreements (as modified hereby).

(d)           Meritage releases Arneson from the obligation in paragraph 6(a) of his Separation and Severance Agreement, dated, accepted and delivered by Mr. Arneson on July 27, 2006, such that paragraph 6(a) applies only to persons employed by Meritage as of the date of this Agreement.

2.             Principal Economic Terms and Related Matters.

(a)           Simultaneously with the execution of this Agreement, Landon will pay to Meritage the sum of $2,701,613.00 in cash. All payments to be paid by Landon to Meritage under this Section 2 shall be paid by wire transfer on or before the close of business on April 10, 2008 pursuant to the wiring instructions set forth on Exhibit C to this Agreement.

(b)           On or before January 5, 2009, Landon will pay to Meritage an additional sum of $875,000.00 in cash, Meritage stock, or a combination of both; provided, however, Meritage shall have the right to demand the payment in cash if it determines based on the advice of its securities counsel, independent accountants or financial advisors that the receipt of Meritage stock from Landon would (i) require Meritage to obtain a fairness opinion, (ii) be prohibited or result in an adverse effect under Meritage’s then existing loan agreements, credit agreements or indentures pursuant to which Meritage has outstanding borrowed money, (iii) in

Meritage’s reasonable determination, result in adverse accounting or tax implications, (iv) in Meritage’s reasonable determination, be viewed unfavorable by the investment community, or (v) have any adverse impact on a pending or contemplated significant transactions, including but not limited to, a debt offering, implementation, renewal or modification or a credit agreement, merger, acquisition or equity offering (common or preferred). To the extent that Meritage stock is paid by Landon, Landon shall deliver the number of shares equal to the result of dividing the dollar amount to be paid in stock by the closing price of Meritage common stock the day prior to the delivery date (rounded to the nearest whole share).

(c)           Landon hereby releases any claim, rights or interest that he may have to the amounts held in escrow at Guaranty Bank, Dallas, Texas, account number *** and agrees that Meritage shall be solely and immediately entitled to all funds in that account. Landon shall within two (2) business days of a request by Meritage sign any documents that may be required by Guaranty Bank in connection with the release of such funds; provided, however no such document shall require Landon to assume any liability. The parties agree that Landon’s execution of this Agreement shall constitute instructions to Guaranty Bank to release all funds in the account to Meritage and that no further escrow instructions are necessary or required from Landon.

(d)           Landon hereby acknowledges that Meritage has no obligation to pay Landon any additional compensation, severance, non-competition, benefits or payments or other consideration of any kind under this Agreement or any of the Existing Agreements (as modified hereby).

(e)           The Parties hereby amend the Cooperation Agreement as follows:

(i)            Paragraph 2 of the Cooperation Agreement is modified by deleting the phrase “upon termination of the Restriction Period (as such term is defined in the Employment Agreement)” and substituting, “ on April 10, 2010”;

(ii)           The following text is added to the end of Paragraph 5(b)(ix) before the words “provided that”: “in furtherance of, or in relation or with respect to, the actions prohibited by clauses (i) through (viii) above”;

(iii)          The following sentence is added to the end of paragraph 5(b): “For the purposes of Section 5(b)(iii) hereof, as of any point in time, ‘extraordinary transaction’ does not include transactions solicited, invited or widely proposed by Meritage to homebuilding industry participants (including offers to sell real property).”

(f)            The Parties hereby amend the Employment Agreement as follows:

(i)            Section 8 of the Employment Agreement is deleted in its entirety and replaced with the following:

8.                                       Restrictive Covenant. In consideration of Executive’s employment and in consideration of the acts, payments, covenants and mutual agreements described and agreed to be performed by the Settlement and Release Agreement dated April 9, 2008 and the Existing Agreements (as defined therein and modified thereby):

***     CONFIDENTIAL INFORMATION HAS BEEN OMITTED

A.                                   Through April 9, 2010, neither Executive, either personally or as an officer, director, partner, member, manager, employee, agent, or consultant of any entity, nor any “Landon Company” (as hereinafter defined) or any “Affiliate” (as hereinafter defined) of a Landon Company will “Hire” (as hereinafter defined) any “Meritage Employee” (as hereinafter defined). Notwithstanding the foregoing, (i) if Executive hereafter becomes a full time employee of a Large Homebuilder (as hereinafter defined), the restrictions set forth in this Section 8(A) will not apply to any Meritage Employee Hired by the Large Homebuilder that is not a Covered Officer and (ii) upon notice from the Company, Executive shall have 30 days to cure any inadvertent breaches of this Section 8(A) and the Meritage Employee is not a Covered Officer (as hereinafter defined).

As used herein:

“Landon Company” means any entity owned by Executive, his spouse, or his children. The term “own” refers to record or beneficial ownership of at least a 5% interest in the entity.

“Affiliate” means with respect to any Person (as hereinafter defined), any other Person that directly, or indirectly through one or more intermediaries, owns or is owned by or is under common ownership with the Person specified. The terms “owned” and “ownership” refer to record or beneficial ownership of at least a 5% interest in the entity.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership or other entity.

“Meritage Employee” means any person who is employed by the Company as of April 9, 2008 or otherwise becomes employed by the Company on or before April 9, 2010; provided, however, Meritage Employee shall not include any person who was terminated by the Company after April 9, 2008.

“Hire” means to engage the services of another as a full or part time employee, independent contractor or consultant. “Hire” also includes entering into any partnership, joint venture, or other entity formed for developing, constructing, financing, or selling any land, lot, or home.

“Covered Officer” means (i) Meritage Employees whose most recent title, office or authority was that of Vice President, Executive Vice President, Divisional President, or Regional President or higher and (ii) up to ten (10) additional Meritage Employees to be designed by Meritage in writing to Executive by April 14, 2008 (the persons so designed by Meritage, the “Designed Employees”).

“Large Homebuilder” means a corporation, partnership, limited liability company, or similar entity, that is engaged in the business of homebuilding, construction or land or lot development and has annual revenues from homebuilding operations (based on such company’s 2007 fiscal year end) of more than $400 million.

B.                                     Through April 9, 2010, neither Executive, either personally or as an officer, director, owner, partner, member, manager, employee, agent, or consultant of any entity, nor any Landon Company or any Affiliate of a Landon Company will engage in any (i) “Advertising” (as hereinafter defined), or (ii) transaction involving the acquisition, sale, development, construction, finance, lease, land banking or lot banking of any land, lot, or home (a “Prohibited Transaction”), in each case with respect to clause (i) and (ii) within or pertaining to the “Communities” identified on Exhibit A to the Settlement and Release Agreement dated April 9, 2008. Following are exceptions to the foregoing restrictions:

1.                                       After July 9, 2009, Executive may enter into a purchase or option contract for the acquisition of lots within the Communities identified on Exhibit A to the Settlement and Release Agreement provided that Executive may not prior to April 10, 2010 close the acquisition of such lots or begin construction of or on such lots (construction being defined as any construction, physical development or physical improvement activities of any kind other than applying for or obtaining a building permit);

2.                                       If Executive hereafter becomes a full time employee of a Large Homebuilder, the restrictions set forth in this Section 8(B) will not apply to any transaction pertaining to the Communities insofar as it involves the Large Homebuilder;

3.                                       If Executive hereafter becomes a full time employee or majority owner of a Small Homebuilder (as hereinafter defined), the restrictions set forth in this Section 8(B) shall not apply to any transaction pertaining to the Communities insofar as such transaction involves the Small Homebuilder occurring before the time Executive becomes the employee or majority owner of the Small Homebuilder but, for the avoidance of doubt, the restrictions set forth in this Section 8(B) will apply to any transactions occurring on, after or in contemplation of or connection with, Landon becoming the employee or majority owner of the Small Homebuilder; and

4.                                       Upon notice from the Company, Executive shall have 10 days to cure any inadvertent breaches of clause (i) of this Section 8(B) provided that Executive and his Affiliates did not cause or induce such breach.

With respect to Exhibit A, by April 30, 2008, Meritage shall provide specific descriptions or depictions of the geographic boundaries of the Communities, such as maps, plats, metes and bounds, legal descriptions, addresses, aerial photographs, drawings, or other information sufficient to generally identify the location and boundaries of the property.

As used herein:

“Advertising” means marketing or advertising activities or materials occurring on or adjacent to the Communities identified on Exhibit A to the Settlement and Release Agreement or any newspaper or print advertising relating thereto, which refer to or describe the Communities identified on Exhibit A to the Settlement and Release Agreement.

“Small Homebuilder” means a corporation, partnership, limited liability company, or similar entity, that is engaged in the business of homebuilding, construction or land or lot development and has annual revenues from homebuilding operations (based on such company’s 2007 fiscal year end) of less than $400 million.

C.            Executive represents to the Company that he is willing and able to engage in businesses and activities not restricted or precluded hereunder and that enforcement of the restrictions set forth in this Section 8 would not be unduly burdensome on Executive. Executive agrees that the period of time provided for in this Section 8 and the other provisions and restrictions set forth herein are reasonable and necessary to protect the Company and its successors and assigns in the use and employment of the goodwill of the business conducted by Executive. Executive represents and warrants that the provisions of Section 8 and 9 of this Agreement constitute valid and legally binding obligations of Executive enforceable against Executive in accordance with their respective terms.

D.            The provisions of this Section 8 will survive the termination of this Agreement under Section 7 of this Agreement.

E.             Executive hereby covenants and agrees that, in the event any of the provisions of this Section 8 shall be violated or breached, the Company shall be entitled to obtain injunctive relief against the party or parties violating such covenants without bond but upon due notice, in addition to such further or other relief as may be available at equity or law. An injunction by the Company shall not be considered an election of remedies or a waiver of any right to assert any other remedies which the Company has at law or in equity. No waiver of any breach or violation hereof shall be implied from forbearance or failure by the Company to take action thereof. The prevailing party in any litigation, arbitration or similar dispute resolution proceeding to enforce this provision will recover any and all reasonable costs and expenses, including attorneys’ fees.

(ii)           Section 15 of the Employment Agreement is deleted in its entirety.

(iii)          A new section 19 is added to the Employment Agreement as follows:

19.          Liquidated Damages. The parties agree that damages resulting from Executive’s breach of Section 8(A) of this Agreement would be difficult to estimate or determine. Accordingly, the parties agree that if Executive breaches any provision of Section 8(A) of this Agreement, he will pay to the Company, with respect to each Meritage Employee Hired, as liquidated damages, and not as a fine or penalty, damages in the following amounts:

•                  For any Meritage Employee with a position of Regional Vice President or higher, $2.5 million per Meritage Employee;

•                  For any Meritage Employee with a position of Division President or that is a Designated Employee, $500,000 per Meritage Employee;

•                  For any Meritage Employee with a position of Vice President (other than a Designated Employee), $250,000 per Meritage Employee; and

•                  For any other Meritage Employee, $100,000 (other than a Designated Employee) per Meritage Employee who is Hired and continues in such employment beyond the cure period permitted in Section 8(A).

For the avoidance of doubt, the positions listed above refer to the positions a Meritage Employee holds with the Company, and not the position that they are Hired for by Executive. The foregoing remedies shall be in addition to any remedy to which a party may be entitled to at law or in equity, including, without limitation, injunctive relief.

(g)           The Parties hereby amend Section 7(b) of the Stock Purchase Agreement by deleting the following text: “, and (ii) in the event of any non-performance or breach of this Agreement by Landon, Meritage shall be entitled, at its sole option, to rescind this Agreement, in which case Landon shall be required to repay to Meritage the amount of the purchase price paid hereunder and Meritage shall be required to return to Landon the Shares.”

(h)           Contemporaneously with the execution of this Agreement, Meritage is executing the affidavit on Exhibit B hereto concerning Landon’s application for a refund of certain income taxes paid in 2006. Meritage covenants and agrees that it will not change its position in the future in a manner that is different or inconsistent with the factual matters affirmed on Exhibit B.

3.             Dismissal of Arbitration. The Parties will dismiss the Arbitration between them upon the execution of this Agreement and Meritage’s receipt of $2,701,613.00 and the release of the escrowed funds to Meritage, with each party to bear its own attorneys’ fees and costs, including 50% of any AAA costs incurred in connection with the Arbitration.

4.             No Admission of Liability. Nothing contained in this Agreement shall be construed in any manner as an admission by any party that it has, or may have, violated any statute, law, regulation, or breached any contract or agreement.

5.             Reliance. The Parties represent and warrant that: (a) each has relied on his or its own judgment regarding the consideration for and language of this Agreement; (b) each has been given a reasonable period of time to consider this Agreement, has been advised to consult with independent counsel before signing this Agreement, and has consulted with independent counsel with respect hereto; (c) neither party has in any way coerced or unduly influenced the other to execute this Agreement; (d) neither party has relied upon any advice or any representation of the other party’s counsel; and (e) this Agreement is written in a manner that is understandable to both Parties.

6.             Nature of the Agreement. This Agreement and all provisions thereof, including all representations and promises contained herein, are contractual and not a mere recital and shall continue in permanent force and effect. This Agreement and all attachments and the Existing Agreements (as modified hereby) constitute the sole and entire agreement of the Parties with respect to the subject matter hereof, and there are no agreements of any nature whatsoever between the Parties hereto with respect to the subject matter hereof. This Agreement may not be modified or changed unless done so in writing, signed by both Parties. In the event that any portion of this Agreement is found to be unenforceable for any reason whatsoever, the unenforceable provision shall be considered to be severable, and the remainder of the Agreement shall continue to be in full force and effect. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas without regard to choice of law principles.

7.             Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, for whatever reason, the remaining provisions of this Agreement shall nevertheless continue in full force and effect without being impaired in any manner whatsoever.

8.             Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing. Notice shall be deemed sufficient: (a) when delivered by overnight courier or sent by facsimile; (b) upon delivery when delivered personally; or (c) upon seventy-two (72) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address or facsimile number, as subsequently modified by written notice, as follows:

(i)            if to Landon, to ***, Attn: John R. Landon, with a copy to Mark T. Josephs, Jackson Walker L.L.P., 901 Main Street, Dallas, Texas 75202; or

(ii)           if to Meritage, to Meritage Homes Corporation, 17851 North 85th Street, Suite 300, Scottsdale, Arizona 85255, Attn: General Counsel, with a copy to David W. Jones, Beck, Redden & Secrest, L.L.P., 1221 McKinney, Suite 4500, Houston, Texas 77010 .

9.             Attorneys’ Fees. In action or proceeding to enforce the terms of this Agreement, the prevailing party shall recover from the other party its reasonable attorneys’ fees.

10.          Arbitration. Any dispute, controversy, or claim, whether contractual or non- contractual, between the parties hereto arising directly or indirectly out of or connected with this Agreement or the Existing Agreements (as modified hereby), relating to the breach or alleged breach of any representation, warranty, agreement, or covenant under this Agreement of the Existing Agreements (as modified hereby), unless mutually settled by the parties hereto, shall be resolved by binding arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “AAA”). Any arbitration shall be conducted by

***     CONFIDENTIAL INFORMATION HAS BEEN OMITTED

arbitrators approved by the AAA and mutually acceptable to Company and Executive. All such disputes, controversies, or claims shall be conducted by a single arbitrator, unless the dispute involves more than $1,000,000 in the aggregate in which case the arbitration shall be conducted by a panel of three arbitrators. If the parties hereto are unable to agree on the arbitrator(s), then the AAA shall select the arbitrator(s). The resolution of the dispute by the arbitrator(s) shall be final, binding, nonappealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act. The arbitrator(s) shall award damages to the prevailing party. The arbitration award shall be in writing and shall include a statement of the reasons for the award. The arbitration shall be held in Dallas, Texas. The arbitrator(s) shall award reasonable attorneys’ fees and costs to the prevailing party. Notwithstanding this provision, nothing in this Agreement or the Existing Agreements (as modified hereby) shall preclude either Party from seeking injunctive relief from a court of competent jurisdiction to preserve the status quo during the pendency of any dispute.

[Signature Pages Follow]

Dated this 9th day of April, 2008.

MERITAGE HOMES CORPORATION

By:	/s/ C. Timothy White
Name:	C. Timothy White
Title:	EVP/General Counsel

Dated this 9th day of April, 2008.

JOHN R. LANDON

By:	/s/	John R. Landon
John R. Landon

ELEANOR LANDON

By:	/s/	Eleanor Landon
Eleanor Landon

LANDON DEVELOPMENT COMPANY, LLC

By:	/s/ John R. Landon
Name:	John R. Landon
Title:	President

LANDON HOMES, L.P.

By:	/s/ John R. Landon
Name:	John R. Landon
Title:	Authorized Agent

LANDON FAMILY PARTNERSHIP, L.P.

By:	/s/ John R. Landon
Name:	John R. Landon
Title:	General Partner

EXHIBIT A
Protected Community List

DFW Communities

1.     South Pointe – Mansfield, TX

2.     Mira Lagos – Grand Prairie, TX

3.     Plantation – Burleson, TX

4.     Forest Meadows – Denton, TX

5.     Summit Parks – De Soto, TX

6.     Villages of Carmel – Denton, TX

Austin Communities

7.     Cantarra – Austin, TX

8.     Falcon Pointe – Pflugerville, TX

9.     Cold Springs – Leander, TX

10.   Terravista – Round Rock, TX

11.   Highland Horizons – Round Rock, TX

12.   High Pointe – Dripping Springs, TX

13.   Crystal Falls – Leander, TX

Houston Communities

14.   Cardiff– Katy, TX

15.   Silver Ranch – Katy, TX

16.   Westheimer Lakes North – Katy, TX

17.   Cypress Creek Lakes – Cypress, TX

18.   Aliana – Richmond, TX

19.   Telfair – Sugar Land, TX

20.   Cinco Ranch – Katy, TX

21.   Sienna Plantation/Sienna South – Missouri City, TX

22.   Oakhurst at Kingwood – Porter, TX

23.   Trails of Cypress Lakes – Tomball, TX

24.   Wood Creek – Montgomery, TX

EXHIBIT B

Form of Affidavit

See attached

BEFORE THE AMERICAN ARBITRATION ASSOCIATION
DALLAS, TEXAS

IN THE MATTER OF THE ARBITRATION BETWEEN:	§
§
Meritage Homes Corporation,	§
§
Claimant	§
	§	Case No. 71 166 00081 07
VS.	§
§
John R. Landon,	§
§
Respondent.	§

AFFIDAVIT OF C. TIMOTHY WHITE

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

BEFORE ME, the undersigned authority, personally appeared C. Timothy White, who after being by me duly sworn, said the following:

1.             My name is C. Timothy White. I am over the age of eighteen (18) years and I am fully competent to make this affidavit. Each of the statements in this affidavit is within my personal knowledge and is true and correct.

2.             I am the Executive Vice President, General Counsel, and Secretary of Meritage Homes Corporation (“Meritage”). I am authorized to speak on behalf of Meritage for purposes of this affidavit. Meritage’s Second Amended Statement of Claim in this proceeding, a true an correct copy of which is attached hereto as Exhibit “A,” accurately reflects Meritage’s position that John R. Landon (“Landon”) has been in violation of the Restrictive Covenant contained in his Employment Agreement since the termination of his employment with Meritage on May 17, 2006, as set forth in Section 7. Meritage and Landon settled all claims and causes of action against the other on April 9, 2007.

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FURTHER AFFIANT SAYTH NOT.

C. Timothy White

SUBSCRIBED AND SWORN TO BEFORE ME on the 9th day of April, 2008.

Notary Public, State of Texas

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BEFORE THE AMERICAN ARBITRATION ASSOCIATION
DALLAS, TEXAS

IN THE MATTER OF THE ARBITRATION BETWEEN:	§
§
Meritage Homes Corporation,	§
§
Claimant	§
	§	No. 71 166 00081 07
and	§
§
John R. Landon,	§
§
Respondent.	§

MERITAGE HOMES CORPORATION’S
SECOND AMENDED STATEMENT OF CLAIM

Claimant Meritage Homes Corporation submits this Second Amended Statement of Claim against respondent John R. Landon. For cause of action, Meritage Homes Corporation shows the following:

PARTIES

1.             Claimant Meritage Homes Corporation (“Meritage”) is a Maryland corporation with its principal place of business at 17851 N. 85th Street, Suite 300, Scottsdale, Arizona 85255.

2.             Respondent John R. Landon (“Landon”) is an individual residing at 2200 Willow Bend Drive, Plano, Texas 75093.

FACTUAL BACKGROUND

3.             Effective July 1, 2003, Meritage and Landon entered into an Employment Agreement.

4.             Section 7A of the Employment Agreement, titled “Voluntary Resignation by Executive or Termination Without Cause,” provides in part:

If Executive voluntarily terminates his employment with the Company for any reason after December 31, 2003 (or before such date, if with Good Reason), or the Company terminates Executive without Cause, then . . . the Company shall pay Executive $10 million (the Consulting, Severance and Non-Competition Payment), in monthly installments of $416,666.67 in cash or by check, over the next two years (the “Consulting Period” (subject to Executive’s compliance with this Agreement, including Sections 8 and 9 as provided therein).

5.             Section 8 of the Employment Agreement, titled “Restrictive Covenant,” provides in part:

In consideration of Executive’s employment, but subject to Section 7, Executive agrees to the following:

A.            During the Restriction Period (as defined below), Executive will not, directly or indirectly, either as an executive, partner, owner, lender, director, adviser or consultant or in any other capacity or through any entity:

(1)           engage in any production homebuilding or home sales or within 100 miles of any Company project, provided that, for purposes of this Section 8(a)(1), Executive (a) may own stock in the Company and less than 1% of any other publicly traded homebuilder, and (b) may engage in custom homebuilding (up to 5 homes annually for third parties and 2 for family members), land banking or lot or land development; provided, however, that Executive may not directly or indirectly engage in the sale of finished lots within the restricted areas described above, unless at least 10 business days prior to any offer to a third party, the lots are offered to the Company, and if the Company (or its nominee) determines to purchase the property, the applicable selling party negotiates a sale in good faith. If no such sale is then consummated, then the applicable selling party may pursue a sale with a third party. If the terms of such third-party sale are materially different than the offer made to the Company, the Company (or its nominee) will have the right of first refusal to purchase the lots within three business days of notice of the proposed sale to such a third party. This notice must contain the specific terms and conditions thereof and the proposed buyer. If the Company (or a nominee) does not respond to the right of first offer within 10 days or the right of first refusal within three days, the Company will be deemed to have waived the applicable right. The Company or nominee can substitute cash for any non-cash consideration (at the fair market value thereof). This right will arise again if the third party offer is materially modified or amended.

(2)           hire any person who is, or within the six month period preceding the date of such activity was, an employee of or consultant to the Company (other than as a result of a general solicitation for employment); or

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(3)           solicit any customer or supplier of the Company (including lot developers and land bankers) for a production homebuilding business or otherwise attempt to induce any such customer or supplier to discontinue or materially modify its relationship with the Company. During the Restriction Period, Executive may utilize the services of Company suppliers for business operations permitted under Section 8a(1), i.e., custom homebuilding, land banking and land or lot development, so long as these activities do not disrupt or adversely affect the Company’s relationships with such suppliers.

B.            The provisions of this Section 8 shall begin as of the date hereof, will survive the termination of this agreement under Section 7 and will expire two years from the Date of Termination provided that, to the extent required, the notices under  Section 7 are given and the payments made as provided therein (the “Restriction Period”).

6.             Effective May 17, 2006, Landon’s employment with Meritage was terminated. Thereafter, effective June 12, 2006, Meritage and Landon entered into a Settlement Agreement and Mutual Release and Waiver of Claims (“Settlement Agreement”). In Section 2 of the Settlement Agreement, titled “Principal Economic Terms,” the parties agreed that Landon’s termination would be treated as a termination without cause and that they would comply with Sections 7, 8, and 9 of the Employment Agreement:

(a)           Landon and Meritage agree that (i) Landon’s termination shall be treated as a termination without Cause pursuant to, and that Landon will receive the benefits provided by, Section 7A of the Employment Agreement applicable thereto, and (ii) Landon will remain subject to the restrictive covenants and confidentiality obligations of Sections 8 and 9 of the Employment Agreement.

(b)           Landon hereby represents and warrants that the provisions of Sections 8 and 9 of the Employment Agreement constitute valid and legally binding obligations of Landon, enforceable against Landon in accordance with their respective terms.

(c)           Meritage agrees to make the Consulting, Severance and Non-Competition Payments (as such term is defined in Section 7A of the Employment Agreement) to Landon as, and to the extent, required by the terms of the Employment Agreement. . . .

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7.             Contemporaneously with the Settlement Agreement, Meritage and Landon also entered into a Stock Purchase Agreement under which Meritage agreed to repurchase 1,000,000 shares of Meritage common stock from Landon at a price of $52.19 per share, in the aggregate amount of $52,190,000.00. As with the Settlement Agreement, the provisions of Sections 7, 8, and 9 of the Employment Agreement were incorporated into the Stock Purchase Agreement:

WHEREAS, Landon and Meritage are parties to that certain Employment Agreement effective as of July 1, 2003, as amended from time to time (the “Employment Agreement”), which Employment Agreement imposes various continuing obligations upon Landon, as set forth in Sections 8 and 9 thereof (the “Continuing Obligations”) and upon Meritage, as set forth under Section 7 thereof.

* * *

Compliance with Agreements. Landon will comply in all respects with the terms and provisions of this Agreement, the Settlement Agreement and . . . his Continuing Obligations under the Employment Agreement.

7.             Since his termination, Landon has violated Section 8 of the Employment Agreement, the Settlement Agreement, and Stock Purchase Agreement by, directly or indirectly, either as an executive, partner, owner, lender, director, adviser, or consultant or in another capacity or through an entity, (1) engaging in production homebuilding or home sales within 100 miles of a Meritage project; (2) engaging in the sale of finished lots within the restricted area without first offering those lots to Meritage or providing Meritage a right of first refusal to purchase the lots; (3) hiring one or more persons who were employees of or consultants to Meritage; and (4) soliciting one or more customers or suppliers of Meritage for a production homebuilding business or otherwise attempting to induce such customers or suppliers to discontinue or materially modify their relationship with Meritage.

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CAUSES OF ACTION

Count I – Declaratory Judgment

8.             Meritage repeats and realleges each and every allegation in the paragraphs above with the same force and effect as if fully set forth herein.

9.             This is an action for declaratory judgment pursuant to Section 37.001, et seq., of the Texas Civil Practice and Remedies Code for the purpose of determining a question of actual, justiciable controversy between Meritage and Landon concerning their rights and obligations under the Employment Agreement, the Settlement Agreement, and the Stock Purchase Agreement.

10.           Meritage seeks declarations that (1) Landon has breached the Employment Agreement, the Settlement Agreement, and the Stock Purchase Agreement; (2) Meritage has no obligation to pay Landon the Consulting, Severance and Non-Competition Payment; and (3) the Stock Purchase Agreement is rescinded pursuant to Section 7(b) of the Stock Purchase Agreement, and Landon shall be required to repay Meritage the amount of the purchase price and Meritage shall be required to return the purchased shares to Landon.

11.           All conditions precedent to the assertion of this claim have been met, or they have been waived by Landon.

Count II – Breach of Contract

12.           Meritage repeats and realleges each and every allegation in the paragraphs above with the same force and effect as if fully set forth herein.

13.           As a result of Landon’s breach of contract, Meritage has suffered damages in the form of installments on the Consulting, Severance, and Non-Competition Payment for which it is entitled to recover.

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14.           As a result of Landon’s breach of contract, Meritage is entitled to rescind the Stock Purchase Agreement.

15.           All conditions precedent to the assertion of this claim have been met, or they have been waived by Landon.

Count III – Injunction

16.           Meritage repeats and realleges each and every allegation in the paragraphs above with the same force and effect as if fully set forth herein.

17.           As authorized by the Employment Agreement, the Settlement Agreement, and the Stock Purchase Agreement, Meritage seeks injunctive relief to enjoin Landon’s breach of contract for the remaining term of the Restrictive Covenant, as extended pursuant to Section 8D of the Employment Agreement, “for a period equal to the duration of any breach.”

18.           All conditions precedent to the assertion of this claim have been met, or they have been waived by Landon.

RESERVATION

19.           Meritage reserves the right to assert claims arising from any further or additional breach or violation of the Employment Agreement, the Settlement Agreement, the Stock Purchase Agreement, and any other agreement with Landon, or any other duty owed by Landon

PRAYER

WHEREFORE, Claimant Meritage Homes Corporation requests that Respondent John R. Landon appear and serve an answering statement herein, and that upon final hearing hereof, the panel:

(a)           determine and adjudicate the rights and liabilities of the parties as set forth above;

(b)           award Meritage actual damages plus pre-award interest;

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(c)	order the immediate release to Meritage of all installments on the Consulting, Severance, and Non-Competition Payment currently held in escrow;

(d)	rescind the Stock Purchase Agreement and order Landon to repay Meritage the amount of the purchase price and Meritage to return the purchased shares to Landon;

(e)	award Meritage injunctive relief as set forth above;

(f)	award Meritage costs and reasonable and necessary attorneys’ fees; and

(g)	award Meritage all other relief as the panel may deem proper and just.

Respectfully submitted,

BECK, REDDEN & SECREST
A Registered Limited Liability Partnership

By:	/s/ Joe W. Redden, Jr.
Joe W. Redden, Jr.
State Bar No. 16660600
David W. Jones
State Bar No. 00790980
Matthew P. Whitley
State Bar No. 24037703
1221 McKinney, Suite 4500
Houston, Texas 77010
Telephone: (713) 951-3700
Telecopier: (713) 951-3730

Attorneys for Meritage Homes Corporation

CERTIFICATE OF SERVICE

I hereby certify that a true and correct copy of the foregoing has been provided by facsimile to Respondent’s counsel of record on February 18, 2007.

/s/ David W. Jones
David W. Jones

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EXHIBIT C

Wire Instructions

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***     CONFIDENTIAL INFORMATION HAS BEEN OMITTED